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                                                                    Exhibit 10.1


                                                                 Janaury 7, 1997




Mr. Kenneth D. Van Meter
1236 Weatherstone Court
Reston, Virginia 22094

Dear Ken:

Celerity Systems, Inc. is pleased to confirm our employment agreement with you. We are confident that you will provide valuable contributions to our efforts, and look forward to having you as a member of our team. The following conditions will apply to your employment with Celerity Systems, Inc.

1. Your employment will commence on January 20, 1997. You are encouraged to join sooner, should it become possible.

    Your position title will be President and Chief Executive Office of Celerity Systems, Inc. reporting directly to the Board of Directors. You will have direct responsibility to formulate the strategic direction and development of the company and its subsidiaries, to conceptualize and implement programs to achieve its financial, product and market objectives and to guide and motivate the performance and development of its organization. You will lead the company into product and market opportunities, and will ensure that its organization is effectively staffed and managed to achieve critical strategic objectives. You will serve as a senior representative of the Company in its relations with key customers, prospects and investors. You will ensure that the culture of Celerity Systems, Inc. reflects its priorities of customer satisfaction, product and service quality, and workplace collaboration and integrity. You will also ensure that the potential of the VCD business unit is optimized, as it contributes to the overall success of Celerity Systems, Inc.

    You will participate as a member of Celerity Stems, Inc. Board of Directors, and will lead the company's senior management team. You will be responsible for the presentation to the Board of Directors of annual forecasts, operating plans and budgets, and for the periodic analyses of results versus plans.

3. Your compensation will be comprised of a base salary and participation in a financial incentive plan as described below:

    a. Your base salary will be $13,500.00 per month ($162,000 annual rate). Your salary and incentive compensation will be reviewed annually by the Board of Directors Compensation Committee.


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Mr. Kenneth D. Van Meter               2                        Janaury 7, 1997
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    b.   Additional incentive compensation will be available under an executive incentive plan incorporating three elements:

         ELEMENT 1:     UP TO 33% OF BASE SALARY BASED ON YOUR ACHIEVEMENT OF
                        SPECIFIC OPERATING OBJECTIVES.

         Within your first 90 days of employment, and prior to the beginning of each calendar year, you will propose, for approval by the Board of Directors, a set of specific operating objectives for that calendar year, to include definitions of minimum, mid-level and maximum achievement. At the conclusion of the year, your achievement of those objectives will be reviewed by you and the Board of Directors, to determine the extent to which they have been accomplished.

         Incentive compensation will be awarded as follows, and paid within 30 days following the end of each calendar year:

              Below minimum level                                0%
              At or above minimum, but below mid-level          11%
              At or above mid-level, but below maximum level    22%
              Maximum level and above                           33%

         ELEMENT 2:     UP TO 33% OF BASE SALARY BASED ON THE ACHIEVEMENT OF
                        REVENUE GROWTH AND PROFITABILITY TARGETS.

         Within your first 90 days of employment, and prior to the beginning of each calendar year, you will propose, for approval by the Board of Directors, a set of specific revenue growth and profitability targets for that calendar year, to include definitions of minimum, mid-level and maximum achievement. At the conclusion of the year, your achievement of those objectives will be reviewed by you and the Board of Directors, to determine the extent to which they have been accomplished. Incentive compensation will be awarded on the same basis as Element I awards.

         ELEMENT 3:     UP TO 33% OF BASE SALARY BASED UPON THE BOARD OF
                        DIRECTORS' EVALUATION OF YOUR CONTRIBUTION TO THE
                        OVERALL SUCCESS OF CELERITY SYSTEMS, INC., AND TO THE
                        INCREASE IN ITS MARKET VALUE.

    Incentives for this element will be awarded following the conclusion of each calendar year. Incentives awarded under this element will vest 50% at the end of one year, and the remaining 50% at the end of two years from the date they are granted. Should you elect to terminate your employment with Celerity Systems, Inc., you will forfeit all non-vested incentive compensation; however, if the Company elects to terminate your employment for


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Mr. Kenneth D. Van Meter               3                        Janaury 7, 1997
--------------------------------------------------------------------------------


    other than cause, all Element 3 incentive compensation previously awarded will vest immediately.

    4. Your position title and responsibilities, as well as your base and incentive compensation, will be guaranteed for a period of three years from your date of hire. Within this three-year period, should the company elect to terminate your employment, or to reduce the responsibilities of your position to your dissatisfaction, a twelve-month salary and benefits continuation, prorated incentive compensation (based on targets at 100% for the first six months of the year, and on year-to-date performance data for the remaining six months for the year), and professional out placement support not to exceed $25,000 will be provided as severance from employment. This will not apply in the event of termination for "cause" or of your voluntary resignation, other than in the event of reduced position responsibilities. At the conclusion of this three-year agreement, your position responsibilities, compensation and severance provisions will be at the discretion of the Board of Directors. At this time, should the Board of Directors choose to reduce your position title, duties or compensation to your dissatisfaction, you will be eligible for severance conditions as described above.

         You will be granted 100 shares of Celerity Systems stock upon joining the Company. You also will be awarded equity participation in Celerity Systems, Inc., representing a total of 10% of its current shares. This award will vest at the rate of 5% at the completion of calendar year 1997 and 5% at the completion of calendar year 1998. In the event that additional equity-related activities occur during these two years, which may dilute the relative holdings of certain investors, your equity participation will be maintained at a minimum of 8% of the existing shares as of January 20, 1999. The specific method by which this equity participation will be accomplished will be determined by the Company, and will attempt to minimize dilution of your equity awards and to maximize tax considerations both for you and for the Company.

         Should you voluntarily resign your employment with Celerity Systems, Inc. prior to the completion of a calendar year, no equity award will accrue for that year. If Celerity Systems, Inc. elects to terminate your employment, for reasons other than cause, your equity award for that year will be prorated for the percentage of the year you were actively employed with the Company.

    6. Celerity Systems, Inc., will reimburse your expenses, to a maximum of $45,000, related to the relocation and storage of personal goods, temporary housing and move-in incidentals, as well as for brokers' fees associated with the sale of your current residence, and for closing costs associated with the purchase of a new residence. Celerity Systems, Inc., is unable to provide compensation for any losses associated


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Mr. Kenneth D. Van Meter               4                        Janaury 7, 1997
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         with the sale of your residence, nor for any differential in mortgage rates you may incur. You must provide receipts of all expenses for reimbursement.

Ken, we believe you are uniquely qualified to lead Celerity Systems, Inc., to rapid and impressive successes. We look forward to working with you to achieve the potential of this company, to exceed the expectations of our customers, and to produce substantial returns to our investors.

Please sign this agreement indicating your acceptance and return it to us at your soonest convenience.

Sincerely yours,



 /s/ Donald C. Greenhouse
------------------------------
Donald C. Greenhouse
CEO Celerity System, Inc.


Accepted:  /s/ Kenneth D. Van Meter              Date:  January 12, 1997
         ---------------------------                   -------------------
        Kenneth D. Van Meter



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                          AMENDMENT TO EMPLOYMENT AGREEMENT


    This Amendment is made and entered into as of this 15th day of July, 1997, by and between Kenneth D. Van Meter ("CEO") and Celerity Systems, Inc. (the "Company") and amends that certain Employment Agreement (the "Agreement") between CEO and the Company dated January 7, 1997.

    This Agreement is hereby amended as follows:

    This second and third paragraphs of Section 4 of the Agreement are deleted in their entirety. In lieu of such paragraphs, and in consideration of CEO's agreement to waive the rights provided for in such paragraphs, including but not limited to certain anti-dilution rights provided for therein, the following provisions are substituted for the second and third paragraphs of Section 4 of the Agreement:

   i. CEO shall be entitled to purchase 37,500 shares of the Company's common stock at a price of $.001 per share.

   ii. CEO shall be entitled to receive a grant of a non-qualified stock option for 458,000 shares of the Company's common stock, with such option having an exercise price equal to the fair market value of the Company's common stock at the time of such grant. The option shall vest 50% on January 20, 1998 and 50% on January 20, 1999, provided, however that the option shall accelerate and be fully vested on the closing of an initial public offering of capital stock of the Company in which net proceeds to the Company are at least $5,000,000. Such option shall have a term of 10 years. The parties acknowledge that the Board of Directors granted this option to CEO in its meeting of April 4, 1997.

   iii. CEO shall have a further option to purchase 575,000 shares of the Company's common stock, at an exercise price of $1.20 per share, which option shall be immediately exercisable, in whole or in part. Such option shall have a term of 10 years.

   iv. The options specified herein shall be evidenced by stock option agreements in the Company's customary form.

   v. CEO agrees that all shares of the Company's common stock provided for herein shall be subject to a lock-up agreement to be entered into in conjunction with the anticipated initial public offering of the Company in 1997, which lock-up agreement shall be substantially the same as the agreement to be entered into with other current security holders of the Company.


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   IN WITNESS WHEREOF, this Amendment is duly entered into the day and year first above written.

                                            /s/Kenneth D. Van Meter
                                            -----------------------------------
                                            Kenneth D. Van Meter




                                            CELERITY SYSTEMS, INC.


                                            By:   /s/ William Chambers
                                                -------------------------------
                                            Title:  Vice President
                                                   ----------------------------